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                                EXHIBIT 99.5



                   CENTURA ANNOUNCES NEW $5M LINE OF CREDIT


REDWOOD SHORES, CA. - (BUSINESS WIRE) - JANUARY 23, 1998 - Centura Software Corporation (NASDAQ;CNTRC)(the "Company") today announced completion of a loan facility (the "Loan") with Coast Business Credit, a nationally recognized financial institution specializing in asset secured financing. The Loan provides for borrowings of up to $5.0 Million, secured by the Company's accounts receivable, combined with a $0.5 Million capital equipment facility.

Mike Young, U.S. Technology Markets Manager for Coast Business Credit commented, "We are very pleased with the progress the new management team from Hickey and Hill has made in improving the Company's operating performance and financial structure. We look forward to a longer term and beneficial relationship with Centura".

Scott Broomfield, Centura's CEO commented, "The Loan is one of the first steps we've taken toward establishing levels of liquidity necessary in the process of turning the Company around. We are quite pleased to have made this initial step".

ABOUT CENTURA SOFTWARE

Since its inception in 1984, Centura, formerly known as Gupta Corporation, has enjoyed a rich history of innovation, creating the first client/server DBMS for PCs. Its current product lineup includes an embedded database, SQLBASE, and application development tools, SQL WINDOWS, CENTURA TEAM DEVELOPER, and QUEST/WEB. Today, Centura has 26 offices around the world, supporting hundreds of thousands of developers who embed its tools in application used by more than 1 million end users. Centura is positioning its client/server products to be WEB capable and Mobile ready. New Centura products are all YEAR 2000 compliant.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely shipments of new products, the effect of competitive pressures and the other risks detailed from time to time in the Company's SEC reports, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997.


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For more information:

Centura Software Corp.
John Bowman
Chief Financial Officer
650-596-3400
www.centurasoft.com


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